Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Signs Letter of Intent to Acquire Fresh Frozen Foods, LLC,

a Frozen Vegetable Processor

PHOENIX — Sept. 24, 2013 — Inventure Foods, Inc. (Nasdaq: SNAK) (“Inventure”), a leading specialty food marketer and manufacturer, today announced it has signed a letter of intent to purchase substantially all of the assets of Fresh Frozen Foods, LLC (“Fresh Frozen”), a branded frozen vegetable processor.  Based in Jefferson, Georgia, Fresh Frozen is a full-service processor and supplier of more than 60 varieties of frozen vegetables and fruits to retail outlets throughout the Southeast United States and the Caribbean Islands.  Fresh Frozen reported gross revenues of over $60 million during the most recent 12 month period.

The letter of intent, which is non-binding except for confidentiality and no-shop provisions, contemplates a purchase price of $38 million at closing, plus deferred consideration in the form of an earn-out of up to $3 million based on 2014 performance, subject to certain closing and post-closing purchase price adjustments.  The transaction remains subject to completion of due diligence, agreement on a definitive purchase agreement and other customary closing conditions.  The parties anticipate that definitive documents will be signed and closed on or about November 1, 2013.  Inventure will fund the purchase price from a new senior syndicated credit facility that will be funded prior to closing.  Wedbush Securities is acting as financial advisor to Inventure Foods on the transaction.  The transaction, if consummated, is anticipated to be immediately accretive to earnings.

Bill Griffin, President of Fresh Frozen, stated, “Our family business has achieved great consumer awareness of our brand, our clear bags, and our “Quality You Can See…And Taste” tagline.  Fresh Frozen has established a very strong market position in the Southeast.  Inventure is well positioned to help us meet growing demand, increase our footprint into more doors beyond the region, and expand our product offerings to existing retail markets, food service distributors, and industrial customers.  I look forward to working together with the Inventure team to continue to grow our businesses.”

“This acquisition allows Inventure to add uniquely positioned frozen vegetables to our healthy/natural portfolio for the first time, while also expanding our IQF processing capabilities for fruits and vegetables in a new geographic region,” said Terry McDaniel, Chief Executive Officer of Inventure Foods, Inc.  “Fresh Frozen has reported 15% average annual revenue growth over the last 3 years.  Frozen vegetables are a $4.6 billion category and the Company continues to perform well in the category with a year-over-year increase of over 15% for the last 12 weeks, according to recent IRI data.  The unique location of Fresh Frozen’s processing facility in Thomasville, Georgia will provide year-round freezing operations, which increases our geographic footprint.  Additionally, both Fresh Frozen operations allow us to leverage our business and support future growth.”

Larry Polhill, Inventure Foods Chairman emeritus, concluded: “This transaction provides an exciting opportunity for Inventure to further expand its healthy/natural category of products, and supports the Company’s successful track record of creating shareholder value through organic growth and growth through acquisition.”

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana, Washington and Oregon, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit CompanyTM and Bob’s Texas Style®.  For further information about Inventure Foods, please visit www.inventurefoods.com.

About Fresh Frozen Foods, LLC

Founded as a family owned and operated business in Jefferson, Georgia in 1975, Fresh Frozen Foods is a full service processor and supplier of more than 60 varieties of IQF vegetables and fruits to retail outlets throughout the Southeast United States and the Caribbean Islands.  In addition to a bulk packaging facility in Jefferson, Georgia, the business has a processing facility in Thomasville, Georgia.  For more information on Fresh Frozen Foods, please visit www.freshfrozenfoods.com.

This announcement contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding Inventure’s prospects for timely consummating its transaction with Fresh Frozen Foods, LLC, Fresh Frozen Foods’ business and current and future prospects, synergies relating to the transaction, and the potential accretive effect of the transaction on Inventure’s earnings, all of which involve risks and uncertainties.  Actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences include the results of due diligence investigations, negotiations between Inventure and Fresh Frozen Foods, Inventure’s ability to timely fund its new senior credit facility in an amount sufficient to finance the transaction, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.